Exhibit 5.1

Matthew T. Browne

(858) 550-6045

mbrowne@cooley.com

May 8, 2013

U.S. Auto Parts Network, Inc.

16941 Keegan Avenue

Carson, California 90746

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by U.S. Auto Parts Network, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for resale of up to 5,049,997 shares of the Company’s Common Stock, $0.001 par value (the “Common Stock”), (i) 4,149,997 shares of which (the “Conversion Shares”) are issuable upon conversion of outstanding shares of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred”) and (ii) 900,000 shares of which (the “Dividend Shares”) may be acquired by the holders of Series A Preferred upon issuance by the Company from time to time of dividends paid in shares of Common Stock on such shares of Series A Preferred.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Second Amended and Restated Certificate of Incorporation, as amended, the Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock (the “Certificate of Designation”), the Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion herein is expressed solely with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof. With respect to the Conversion Shares, we express no opinion to the extent that, notwithstanding the current reservation of shares of Common Stock, future adjustments to the price at which the Series A Preferred convert into shares of Common Stock may cause the Series A Preferred to be convertible into more shares of Common Stock than the number that remain authorized but unissued.

On the basis of the foregoing, and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that (i) the Conversion Shares, when issued upon conversion of the Series A Preferred, will be validly issued, fully paid and nonassessable, and (ii) provided that issuance of the Dividend Shares has been duly authorized by the Company by all necessary

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM

U.S. Auto Parts Networks, Inc.

May 8, 2013

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corporate action and the Company is permitted under applicable law to, and in fact does, declare a dividend or dividends on the Series A Preferred that is paid in Dividend Shares in compliance with applicable law, the Dividend Shares, when issued and delivered in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and nonassessable.

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM

U.S. Auto Parts Networks, Inc.

May 8, 2013

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We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ Matthew T. Browne
Matthew T. Browne

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM